Exhibit 99.01

NEWS RELEASE

MoneyGram Jody Hinkle

Phone: 952-591-3839 jhinkle@moneygram.com

MoneyGram International Announces Resignation
of David Parrin as Chief Financial Officer

MINNEAPOLIS, March 20, 2009—MoneyGram International (NYSE:MGI), a global leader in the payment services industry, today announced that David Parrin has resigned from his position as executive vice president and chief financial officer effective immediately. A search has begun to identify a new chief financial officer.

“Dave has been a trusted business partner during the past seven years and we thank him for his contributions in helping successfully position MoneyGram for continued solid performance and profitable growth,” said Tony Ryan, MoneyGram president and chief executive officer. “We remain confident about the global payments market and MoneyGram’s momentum in the space.”

About MoneyGram International

MoneyGram International offers more choices, more control and more power for people separated by distance or with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly and safely send money around the world in as little as 10 minutes. Its global network is comprised of 176,000 agent locations in nearly 190 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. Now, MoneyGram offers its most loyal customers MoneyGram Rewards for cash discounts on eligible money transfers from the U.S. – visit www.mymoneygram.com to register today. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com.

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